UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2016

VIOLIN MEMORY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36069	20-3940944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4555 Great America Parkway, Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

(650) 396-1500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modifications to Rights of Securities Holders

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

The stockholders of Violin Memory, Inc. (the “Company”) approved a reverse stock split of the Company’s common stock at the Annual Meeting of Stockholders held on June 30, 2016 (the “Annual Meeting”), at a ratio between 1-for-2 (1:2) and 1-for-10 (1:10), with the exact ratio to be determined by the Company’s Board of Directors (the “Board”) in its discretion (the “Reverse Split”). As previously announced, on June 22, 2016, the Board determined the Reverse Split ratio to be 1-for-4 (1:4), subject to the approval of the Reverse Split by the Company’s stockholders. In connection with the Reverse Split, the Company’s stockholders also approved the reduction of the number of authorized shares of the Company’s common stock from one billion to 250 million.

The Company filed a Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to effect the Reverse Split as of 5:00 p.m. Eastern Time on July 5, 2016, which decreased the number of shares of common stock issued and outstanding from approximately 100 million shares to approximately 25 million shares. The Certificate of Amendment also reduced the total number of authorized shares from one billion to 250 million. As a result of the Reverse Split, every four (4) shares of the Company’s issued and outstanding common stock was automatically converted into one (1) issued and outstanding share of the Company’s common stock, without any change in the par value per share. In addition, a proportionate adjustment will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding equity awards to purchase shares of the Company’s common stock, and the number of shares reserved for issuance pursuant to the Company’s equity incentive compensation plans will be reduced proportionately. A copy of the Certificate of Amendment is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

No fractional shares will be issued in connection with the Reverse Split. Stockholders who would otherwise be entitled to a fractional share of the Company’s common stock as a result of the Reverse Split will have such fractional share rounded up to the next whole share.

Trading of the Company’s common stock on a post-reverse split-adjusted basis on the New York Stock Exchange will begin as of the opening of trading on July 6, 2016, under the trading symbol “VMEM.” The new CUSIP number for the Company’s common stock following the Reverse Split is 92763A309.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the Annual Meeting, the Company’s stockholders voted upon and approved the following proposals:

Proposal 1: To elect three Class III directors to hold office until the Company’s 2019 Annual Meeting or until their successors are duly elected and qualified.

	For	Withheld	Broker Non-Votes
Kevin A. DeNuccio	36,284,098	19,582,655	29,243,994
Georges A. Antoun	42,194,183	13,672,570	29,243,994
Bruce H. Grant	41,791,048	13,418,705	29,900,994

Proposal 2: To approve an amendment of the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a ratio between 1-for-2 (1:2) and 1-for-10 (1:10) to be determined by the Company’s Board of Directors (the “Board”), to be effected at the sole discretion of the Board at any time within forty-five days following the Annual Meeting and to authorize any other action deemed by the Board to be necessary in connection with the reverse stock split.

For	Against	Abstain	Broker Non-Votes
80,283,824	2,688,648	2,138,273	0

Proposal 3: To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to reduce the number of authorized shares of common stock from 1,000,000,000 to 250,000,000 (on a post-split basis), if and when the reverse stock split is effected.

For	Against	Abstain	Broker Non-Votes
79,737,997	2,508,966	2,206,783	657,001

Proposal 4: To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2017.

For	Against	Abstain	Broker Non-Votes
81,182,183	1,673,635	2,254,898	31

Item 8.01	Other Events.

On June 30, 2016, the Company issued a press release announcing the election of Bruce H. Grant to the Board and the approval of the Reverse Split by the Company’s stockholders. The press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NO.	DESCRIPTION

3.1	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Violin Memory, Inc.

99.1	Press Release of Violin Memory, Inc. issued June 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Violin Memory, Inc.

Date: July 5, 2016	By:	/s/ Cory J. Sindelar
Cory J. Sindelar, Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

3.1	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Violin Memory, Inc.

99.1	Press Release of Violin Memory, Inc. issued June 30, 2016.